As filed with the Securities and Exchange Commission on February 12, 2001
                                                     Registration No. 333-45958
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ---------------

                             AMENDMENT NO. 6
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                           RIVERSTONE NETWORKS, INC.
            (Exact name of Registrant as specified in its charter)
                               ---------------

             Delaware                            3576                          95-4596178
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification No.)

                          5200 Great America Parkway
                         Santa Clara, California 95054
                                (408) 878-6500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ---------------
                              Mr. Romulus Pereira
                     President and Chief Executive Officer
                           Riverstone Networks, Inc.
                          5200 Great America Parkway
                         Santa Clara, California 95054
                                (408) 878-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     The Commission is requested to mail copies of all orders, notices and communications to:

              David A. Fine, Esq.                     Jeffrey D. Saper, Esq.
             Michael J. Stick, Esq.                    Kurt J. Berney, Esq.
                  Ropes & Gray                          Jack Helfand, Esq.
            One International Place              Wilson Sonsini Goodrich & Rosati
          Boston, Massachusetts 02110                Professional Corporation
                 (617) 951-7000                         650 Page Mill Road
                                                 Palo Alto, California 94604-1050
                                                          (650) 493-9300

                               ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                                         Proposed
                                           Proposed      Maximum
 Title of each Class of                    Maximum      Aggregate    Amount of
    Securities to be      Amount to be  Offering Price   Offering   Registration
       Registered        Registered (1)    Per Unit      Price(2)     Fee (3)
--------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share.......    11,500,000        $13       $149,500,000   $37,375
--------------------------------------------------------------------------------

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(1)  Includes 1,500,000 shares that the underwriters have an option to purchase from Riverstone to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3) $52,800 was previously paid based upon a maximum aggregate offering price of $200,000,000.
                               ---------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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


                             EXPLANATORY NOTE

   The purpose of this Amendment No. 6 to the Registration Statement is solely to file Exhibits 10.8, 10.12, 10.16, 10.17 and 10.18 to the Registration Statement, as set forth below in Item 16(a) of Part II. No changes have been made to the prospectus.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table lists the expenses of the issuance and distribution of the securities being registered by this registration statement:

   SEC Registration Fee............................................. $   52,800
   NASD Filing Fee..................................................     20,500
   Nasdaq Listing Fee...............................................    145,000
   Blue Sky Fees and Expenses.......................................     10,000
   Printing and Engraving Costs.....................................    350,000
   Legal Fees and Expenses..........................................  1,300,000
   Accounting Fees and Expenses.....................................  1,000,000
   Transfer Agent and Registrar Fees and Expenses...................     25,000
   Miscellaneous....................................................     96,700
                                                                     ----------
     TOTAL.......................................................... $3,000,000
                                                                     ==========

   The amounts listed, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee and the Nasdaq fee, are estimates.

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him for the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person serving in a covered capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made for any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware court of chancery or another court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court of chancery or other court shall deem proper.

   Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit.

   The registrant's restated certificate of incorporation, as amended, provides that the company's directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The restated certificate of incorporation, as amended, further provides that the registrant shall indemnify its directors and officers to the full extent permitted by the law of the state of Delaware.

Item 15. Recent Sales of Unregistered Securities.

   On August 28, 2000 we issued 92,088,135 shares of our Series A Preferred Stock as consideration for the assignment to us by Cabletron of certain assets and liabilities pursuant to an asset contribution agreement. The assets contributed by Cabletron as consideration for the shares were valued at $66,735,000.

   On August 30, 2000 we granted to Silver Lake Partners, L.P. and its affiliates and to an affiliate of Morgan Stanley Dean Witter rights to purchase shares of our common stock. These rights, as of December 2, 2000, are to purchase:

  . up to 972,482 shares of common stock at an exercise price of $8.02 per share;

  . up to an additional 1,944,963 shares of common stock at an exercise price of $8.02 per share;

  . up to 1,944,963 shares of common stock at an exercise price of $9.25 per share; and

  . up to 648,321 shares of common stock at an exercise price of $11.72 per share.

   These purchase prices will each be adjusted to 90% of the gross price paid per share in this offering if that results in a purchase price lower than the purchase price stated above, except for the 1,944,963 shares with an initial purchase price of $8.02. If we issue additional stock options to directors, officers, employees or consultants, the stock purchase rights provide for an adjustment so that, for the same aggregate exercise price, the stock purchase rights will be exercisable for a number of shares sufficient to maintain approximately the same fully diluted percentage ownership level of common stock as if such additional stock options had not been issued.

   Additionally, if the gross price per share of common stock issued in this offering multiplied by the number of shares of common stock outstanding immediately after this offering on a fully diluted basis exceeds
$1.62 billion, we are required to issue to the strategic investors warrants to purchase a number of shares of our common stock equal to $1.25 million divided by the gross price per share paid in this offering.

   Concurrently with a distribution by Cabletron of our capital stock to its stockholders, we are required to issue warrants to the strategic investors to purchase a number of shares equal to the number of shares that the investors would have received in such distribution if the investors had exercised the Cabletron warrants they held immediately prior to the record date related to the distribution. As of December 2, 2000 there were 184,830,988 shares of Cabletron's capital stock outstanding and the strategic investors held warrants to purchase 450,000 shares of Cabletron common stock. Assuming no change in these amounts from December 2, 2000 through the date of distribution and that as of the distribution Cabletron owns 92,088,235 shares of our common stock, we would be required to issue warrants to the strategic investors to purchase 220,701 shares of our common stock. These new warrants will have an aggregate exercise price that bears the same relationship to the aggregate exercise price for the Cabletron warrants as the equity value of Riverstone bears to the equity value of Cabletron at the time we issue the new warrants.

   The issuances described in this Item 15 were deemed to be exempt from registration in reliance upon Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

   The following exhibits are filed with this registration statement.

 Exhibit
   No.   Description
 ------- -----------
  1.1**  Form of Underwriting Agreement.

  2.1#** Amended and Restated Transformation Agreement effective as of June 3,
          2000 among Cabletron, Aprisma, Enterasys, GNTS and the Registrant.

  2.2#** Amended and Restated Asset Contribution Agreement effective as of June
          3, 2000 between Cabletron and the registrant.

  2.3**  Tax Sharing Agreement dated as of June 3, 2000 among Cabletron,
          Aprisma, Enterasys, GNTS and the Registrant.

  2.4**  Memorandum of Agreement regarding Aprisma-Riverstone Inter-Company
          Operations dated June 3, 2000.

  2.5**  Memorandum of Agreement regarding Enterasys-Riverstone Inter-Company
          Operations dated June 3, 2000.

  2.6**  Memorandum of Agreement regarding GNTS-Riverstone Inter-Company
          Operations dated June 3, 2000.

  2.7**  Services Agreement between Cabletron and the Registrant dated August
          28, 2000.

  2.8**  Distribution-Related Option Agreement among Cabletron, Aprisma,
          Enterasys, GNTS and the Registrant.

  3.1**  Form of Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.2**  Form of Amended and Restated By-Laws of the Registrant.

  3.3**  Amended and Restated Certificate of Incorporation of the Registrant.

  3.4**  By-Laws of the Registrant.

  4.1**  Form of the Registrant's Common Stock Certificate.

  4.2**  Amended and Restated Security Purchase Agreement between Cabletron and
          Silver Lake, dated August 29, 2000.

  4.3** Assignment Agreement among Silver Lake and the Investors named therein, dated August 29 , 2000.

  4.4**  Form of Stock Purchase Right.

  4.5**  Form of Warrant.

  4.6** Registration Rights Agreement between the strategic Investors and the Registrant, dated August 29, 2000.

  4.7**  Standstill Agreement between Cabletron and Silver Lake Partners dated
          August 29, 2000.

  5.1**  Opinion of Ropes & Gray.

 10.1**  Riverstone Networks, Inc. 2000 Equity Incentive Plan.

 Exhibit
   No.    Description
 -------  -----------
 10.2**   Riverstone Networks, Inc. Form of Option Grant.
 10.3**   Form of the Company's Change-In-Control Severance Benefit Plan for
           Key Employees.
 10.4     [Intentionally omitted.]
 10.5     [Intentionally omitted.]
 10.6     [Intentionally omitted.]
 10.7     [Intentionally omitted.]
 10.8+    Flextronics International Manufacturing Services Contract dated as of
           March 1, 2000.
 10.8.1** Enterasys-Riverstone FMA Products Agreement dated as of September 29,
          2000.
 10.9**   Promissory Note dated April 12, 2000 of Romulus Pereira.
 10.10**  Lease Agreement between WMP II Real Estate Limited Partnership and
           Cabletron Systems Sales and Service, Inc., dated January 6, 1999, together with Tenant Estoppel Certificate dated June 13, 2000.
 10.11**  Assignment of Lease effective August 28, 2000 between Cabletron
           Systems Sales and Service, Inc. and the Registrant.
 10.12+   Strategic Alliance Agreement between the Registrant and Tellabs
           Operations, Inc. dated November 17, 2000.
 10.13**  Consent of C. Lee Cox.
 10.14**  Consent of Jorge A. del Calvo.
 10.15**  Consent of Christopher Paisley.
 10.16    Riverstone Networks, Inc. 2000 Equity Incentive Plan Nonstatutory
          Stock Option granted to Piyush Patel.
 10.17    Riverstone Networks, Inc. 2000 Equity Incentive Plan Nonstatutory
          Stock Option granted to David Kirkpatrick.
 10.18    Riverstone Networks, Inc. 2000 Equity Incentive Plan Nonstatutory
          Stock Option granted to Eric Jaeger.
 21.1**   Subsidiaries of the Registrant.
 23.1**   Consent of KPMG LLP, Independent Auditors.
 23.2**   Consent of Counsel (included in Exhibit 5.1).
 24.1**   Power of Attorney.
 27.1**   Financial Data Schedule.

--------
** Previously filed.
# The Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the agreement upon request by the Commission.
 + Confidential treatment requested for portions of this exhibit. An unredacted version of this exhibit has been filed separately with the Commission.

   (b) Financial Statement Schedules

     The following financial statement schedule, together with the Report of Independent Auditors thereon, is filed as part of this Registration
  Statement:

   Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant as described in the provisions above, the registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person relating to the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

   The undersigned registrant undertakes that:

   (1) For purposes of determining any liability under the Act, the information which may be omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form or prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in that registration statement, and the offering of securities at that time shall be deemed to be the initial bona fide offering of those securities.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on February 12, 2001.

                                          Riverstone Networks, Inc.

                                                        /s/ Eric Jaeger
                                          By: ________________________________

                                                      Eric Jaeger

                                                       Director

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

               Signature                            Title                   Date
               ---------                            -----                   ----

                    *                   President, Chief Executive    February 12, 2001
 ______________________________________  Officer and Director
            Romulus Pereira              (principal executive
                                         officer)

                   *                    Executive Vice President of   February 12, 2001
 ______________________________________  Finance, and Chief
             Robert Stanton              Financial Officer
                                         (principal financial and
                                         accounting officer)

                   *                    Chairman of the Board         February 12, 2001
 ______________________________________
              Piyush Patel

            /s/ Eric Jaeger             Director                      February 12, 2001
 ______________________________________
              Eric Jaeger

*By:
           /s/ Eric Jaeger
 ______________________________________
              Eric Jaeger
            Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
   No.   Description
 ------- -----------
  1.1**  Form of Underwriting Agreement.

  2.1#** Amended and Restated Transformation Agreement effective as of June 3,
          2000 among Cabletron, Aprisma, Enterasys, GNTS and the Registrant.

  2.2#** Amended and Restated Asset Contribution Agreement effective as of June
          3, 2000 between Cabletron and the registrant.

  2.3**  Tax Sharing Agreement dated as of June 3, 2000 among Cabletron,
          Aprisma, Enterasys, GNTS and the Registrant.

  2.4**  Memorandum of Agreement regarding Aprisma-Riverstone Inter-Company
          Operations dated June 3, 2000.

  2.5**  Memorandum of Agreement regarding Enterasys-Riverstone Inter-Company
          Operations dated June 3, 2000.

  2.6**  Memorandum of Agreement regarding GNTS-Riverstone Inter-Company
          Operations dated June 3, 2000.

  2.7**  Services Agreement between Cabletron and the Registrant dated August
          28, 2000.

  2.8**  Distribution-Related Option Agreement among Cabletron, Aprisma,
          Enterasys, GNTS and the Registrant.


  3.1**  Form of Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.2**  Form of Amended and Restated By-Laws of the Registrant.

  3.3**  Amended and Restated Certificate of Incorporation of the Registrant.

  3.4**  By-Laws of the Registrant.

  4.1**  Form of the Registrant's Common Stock Certificate.

  4.2**  Amended and Restated Security Purchase Agreement between Cabletron and
          Silver Lake, dated August 29, 2000.

  4.3** Assignment Agreement among Silver Lake and the Investors named therein, dated August 29 , 2000.

  4.4**  Form of Stock Purchase Right.

  4.5**  Form of Warrant.

  4.6** Registration Rights Agreement between the strategic Investors and the Registrant, dated August 29, 2000.

  4.7**  Standstill Agreement between Cabletron and Silver Lake Partners dated
          August 29, 2000.

  5.1**  Opinion of Ropes & Gray.

 10.1**  Riverstone Networks, Inc. 2000 Equity Incentive Plan.

 10.2**  Riverstone Networks, Inc. Form of Option Grant.

 10.3**  Form of the Company's Change-In-Control Severance Benefit Plan for Key
          Employees.

 10.4    [Intentionally omitted.]

 10.5    [Intentionally omitted.]

 10.6    [Intentionally omitted.]

 10.7    [Intentionally omitted.]

 Exhibit
   No.    Description
 -------  -----------
 10.8+    Flextronics International Manufacturing Services Contract dated as of
          March 1, 2000.

 10.8.1** Enterasys-Riverstone FMA Products Agreement dated as of September 29,
          2000.

 10.9**   Promissory Note dated April 12, 2000 of Romulus Pereira.

 10.10**  Lease Agreement between WMP II Real Estate Limited Partnership and
           Cabletron Systems Sales and Service, Inc., dated January 6, 1999, together with Tenant Estoppel Certificate dated June 13, 2000.

 10.11**  Assignment of Lease effective August 28, 2000 between Cabletron
           Systems Sales and Service, Inc. and the Registrant.

 10.12+   Strategic Alliance Agreement between the Registrant and Tellabs
           Operations, Inc. dated November 17, 2000.

 10.13**  Consent of C. Lee Cox.

 10.14**  Consent of Jorge A. del Calvo.

 10.15**  Consent of Christopher Paisley.

 10.16    Riverstone Networks, Inc. 2000 Equity Incentive Plan Nonstatutory
           Stock Option granted to Piyush Patel.

 10.17    Riverstone Networks, Inc. 2000 Equity Incentive Plan Nonstatutory
           Stock Option granted to David Kirkpatrick.

 10.18    Riverstone Networks, Inc. 2000 Equity Incentive Plan Nonstatutory
           Stock Option granted to Eric Jaeger.

 21.1**   Subsidiaries of the Registrant.

 23.1**   Consent of KPMG LLP, Independent Auditors.

 23.2**   Consent of Counsel (included in Exhibit 5.1).

 24.1**   Power of Attorney.

 27.1**   Financial Data Schedule.

--------
** Previously filed.
# The Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to the agreement upon request by the Commission.
 + Confidential treatment requested for portions of this exhibit. An unredacted version of this exhibit has been filed separately with the Commission.